Exhibit 99.1

Deckers Brands Reports First Quarter Fiscal 2016 Financial Results

First Quarter Net Sales Increased 4.5% to $221 Million on a Constant Currency Basis Company Reports First Quarter Diluted Loss per Share of $(1.43)

GOLETA, Calif., July 30, 2015 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the first quarter of fiscal 2016 which ended June 30, 2015.

First Quarter Fiscal 2016 Financial Review

  Net sales increased 4.5% to $221 million on a constant currency basis compared to $211.5 million for the same period last year. On a reported basis, net sales increased 1.1%.
  Gross margin was 40.5% compared to 41.0% for the same period last year.
  SG&A expense as a percentage of sales was 70.3% compared to 64.9% for the same period last year.
  Diluted loss per share was $(1.43) compared to a diluted loss per share of $(1.07) for the same period last year.

"Our efforts to diversify our product lines, distribution channels and global revenue streams are creating a stronger foundation to support sustainable growth," commented Angel Martinez, Chief Executive Officer and Chair of the Board of Directors. "At the same time, our enhanced Omni-channel capabilities are giving us greater insight into our consumers and are allowing us to deliver a full brand experiences across all touch points. Looking ahead, we believe our merchandise and marketing strategies have us well positioned for a successful fall/winter selling season, which combined with moderating expense growth and share repurchases, should generate increased value for our shareholders this year and beyond."

Brand Summary

  UGG® brand net sales for the first quarter decreased 7.2% to $114.5 million compared to $123.3 million for the same period last year, which was in line with expectations for the quarter. On a constant currency basis, sales decreased approximately 3.0%. The decrease in sales was driven by foreign currency pressure that caused a decrease in international distributor sales and a decrease in global Direct-to-Consumer sales primarily due to lower tourist traffic, partially offset by an increase in global wholesale sales.
  Teva® brand net sales for the first quarter increased 6.8% to $41.9 million compared to $39.3 million for the same period last year.  On a constant currency basis, sales increased approximately 12.0%. The increase in sales was driven by an increase in global wholesale and distributor sales and global Direct-to-Consumer sales.
  Sanuk® brand net sales for the first quarter decreased 7.0% to $33.5 million compared to $36.0 million for the same period last year on both a reported and constant currency basis. The decrease in sales was driven by a decrease in global wholesale and distributor sales, partially offset by an increase in global Direct-to-Consumer sales.
  Combined net sales of the Company's other brands increased 85.6% to $23.9 million compared to $12.9 million for the same period last year. The increase was primarily attributable to a $9.8 million increase in sales for the HOKA ONE ONE® brand compared to the same period last year.

Channel Summary (included in the brand sales numbers above)

  Wholesale and distributor sales for the first quarter decreased 0.4% to $153.4 million compared to $154.0 million for the same period last year. On a constant currency basis, sales increased approximately 2.2%.  The decrease in sales was driven by a decrease in international wholesale and distributor sales, partially offset by an increase in domestic wholesale sales.
  Direct-to-Consumer sales for the first quarter increased 5.2% to $60.4 million compared to $57.5 million for the same period last year. On a constant currency basis, sales increased 10.5%. This increase was driven by 16 net new stores opened as well as 3 new country specific e-commerce sites launched within the last year. Direct-to-Consumer comparable sales were flat over the same period last year.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic sales for the first quarter increased 1.7% to $134.5 million compared to $132.3 million for the same period last year.
  International sales for the first quarter increased 0.1% to $79.3 million compared to $79.2 million for the same period last year. On a constant currency basis, sales increased 9.1% to $86.5 million.

Gross Margins

Gross margin was 40.5% in the first quarter compared to 41.0% for the same period last year. The decline in gross margin was driven by an approximately 200 basis point impact from foreign exchange headwinds caused by the strengthening of the U.S. Dollar versus the British Pound, Euro and Yen compared to the same period last year. This decline was partially offset by a higher proportion of Direct-to-Consumer sales.

Stock Repurchase Program

During the first quarter of fiscal 2016, the Company repurchased approximately 625,000 shares of its common stock at an average purchase price of $72.69, for a total of $45.4 million. As of June 30, 2015, the Company had $126.7 million in authorized repurchase funds remaining under its $200.0 million stock repurchase program announced in January 2015.

Balance Sheet

At June 30, 2015, cash and cash equivalents were $168.7 million compared to $158.2 million at June 30, 2014. The Company had $43.4 million in outstanding borrowings under its credit facility at June 30, 2015 compared to $3.2 million at June 30, 2014. The change in cash and cash equivalents and outstanding borrowings are primarily attributable to cash used for share repurchases and for purchases of capital expenditures, partially offset by cash provided by operations and proceeds from the loan on the corporate headquarters.

Inventories at June 30, 2015 increased 5.0% to $373.6 million compared to $356.0 million at June 30, 2014. By brand, at June 30, 2015, UGG inventory increased 1.0% to $307.3 million, Teva inventory increased 20.1% to $22.5 million, Sanuk inventory increased 11.4% to $17.9 million, and the other brands' inventory increased 54.2% to $25.9 million.

Full Fiscal 2016 Outlook for the Twelve Month Period Ending March 31, 2016

  The Company expects fiscal 2016 constant currency revenues to be approximately $2.01 billion, reflecting a 10.5% increase over the twelve month period ended March 31, 2015.  On a reported basis, revenues are expected to be $1.96 billion, or an increase of 8.0%.
  Gross profit margin for fiscal 2016 is expected to be approximately 48%, down 30 basis points from fiscal 2015 as a result of expectations regarding a stronger U.S. dollar, partially offset by lower input costs and favorable changes in the Company's channel mix.
  SG&A expense as a percentage of sales is projected to be approximately 35.8%, compared to 36.0% in fiscal 2015.
  The Company expects fiscal 2016 diluted earnings per share to be approximately $5.68 on a constant currency basis, reflecting an increase of 22% over the twelve month period ended March 31, 2015. On a reported basis, earnings per share are expected to be $5.15, or an increase of 10.5%. The increase in earnings per share from our initial outlook reflects a lower share count due to the shares repurchased in the first quarter fiscal 2016.

Second Quarter Fiscal 2016 Outlook for the Three Month Period Ending September 30, 2015

  The Company expects second quarter fiscal 2016 constant currency revenues to be up approximately 5.0% over the same period last year and up approximately 1.0% on a reported basis.  The Company expects diluted earnings per share of approximately $1.05 on a reported basis compared to diluted earnings per share of $1.17 for the same period last year. On a constant currency basis, earnings per share are expected to be $1.41, which represents constant currency earnings growth of approximately 20%.
  As a reminder, a significant amount of our operating expenses are fixed and spread evenly on an absolute dollar basis throughout each quarter. We expect the majority of our earnings increase in fiscal 2016 to come in the third and fourth quarters.

Conference Call Information

The Company's conference call to review the results for the first quarter fiscal 2016 will be broadcast live today, Thursday, July 30, 2015 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investor Information" tab and then clicking on the microphone icon at the top of the page.

To supplement the information provided in this press release, the Company is providing investors with additional background on the Company's first quarter 2016 financial results in a document entitled "First Quarter Fiscal 2016 Commentary". The document is available on the Company's website at www.deckers.com. You can access the document by clicking on the "Investor Information" tab and then scrolling down to the "Featured Reports" heading.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, Teva®, Sanuk®, Ahnu®, and HOKA ONE ONE®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, 142 Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the federal securities laws, which statements are subject to considerable risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our future or assumed revenues, gross margins, expenses, earnings per share, product and brand strategies, and market opportunities. We have attempted to identify forward-looking statements by using words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "plan", "predict", "project", "should", "will", or "would", and similar expressions or the negative of these expressions.

Forward-looking statements represent our management's current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, as well as in our other filings with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements.

Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	June 30,	March 31,
Assets	2015	2015

Current assets:
Cash and cash equivalents	$168,744	225,143
Trade accounts receivable, net	117,399	143,105
Inventories	373,622	238,911
Prepaid expenses	18,579	15,141
Other current assets	32,218	35,057
Income taxes receivable	35,939	15,170
Deferred tax assets	14,414	14,066
Total current assets	760,915	686,593

Property and equipment, net	239,381	232,317
Goodwill	127,934	127,934
Other intangible assets, net	90,141	87,743
Deferred tax assets	15,391	15,017
Other assets	19,736	20,329

Total assets	$1,253,498	1,169,933

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$43,394	5,383
Trade accounts payable	227,850	85,714
Accrued payroll	19,654	27,300
Other accrued expenses	41,391	41,066
Income taxes payable	4,969	6,858
Value added tax (VAT) payable	980	1,221
Total current liabilities	338,238	167,542

Long-term liabilities:
Mortgage payable	33,029	33,154
Income tax liability	5,436	5,087
Deferred rent obligations	15,997	15,663
Other long-term liabilities	12,870	11,475
Total long-term liabilities	67,332	65,379

Stockholders' equity:
Deckers Outdoor Corporation stockholders' equity:
Common stock	327	333
Additional paid-in capital	161,124	158,777
Retained earnings	705,642	798,370
Accumulated other comprehensive loss	(19,165)	(20,468)
Total stockholders' equity	847,928	937,012

Total liabilities and equity	$1,253,498	1,169,933

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
	June 30,
	2015	2014

Net sales	$213,805	211,469
Cost of sales	127,209	124,697
Gross profit	86,596	86,772

Selling, general and administrative expenses	150,304	137,254
Loss from operations	(63,708)	(50,482)

Other expense, net	974	288
Loss before income taxes	(64,682)	(50,770)

Income tax benefit	(17,355)	(13,708)
Net loss	(47,327)	(37,062)

Other comprehensive income (loss), net of tax
Unrealized loss on foreign currency hedging	(1,463)	(260)
Foreign currency translation adjustment	2,766	476
Total other comprehensive income	1,303	216
Comprehensive loss	$(46,024)	(36,846)

Net loss per share:
Basic	$(1.43)	(1.07)
Diluted	$(1.43)	(1.07)

Weighted-average common shares outstanding:
Basic	33,117	34,626
Diluted	33,117	34,626

Logo - http://photos.prnewswire.com/prnh/20140903/142799

CONTACT: Brendon Frey, ICR, 203.682.8200